UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 5, 2025
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THE CANNABIST COMPANY HOLDINGS INC.
(Exact Name of Registrant as specified in its charter)
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British Columbia	000-56294	98-1488978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Billerica Road Chelmsford, Massachusetts	01824
(Address of principal executive offices)	(Zip Code)
(978) 910-1486
(Registrant’s telephone number, including area code)
Not Applicable
(Registrant’s name or former address, if change since last report)
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None.
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retention Bonus Plan

As previously disclosed, on July 16, 2025, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of The Cannabist Company Holdings Inc. (the “Company”) approved a Transaction Bonus Plan (the “Prior Bonus Plan”) for designated participants, including David Hart, the Company’s Chief Executive Officer, and Jesse Channon, the Company’s President.

The Compensation Committee, with the assistance of the Company’s advisors including its independent compensation consultant, determined that the Company’s current business situation, changing business circumstances, and retention needs would be better supported by a retention plan tied to continued employment through critical phases of the Company’s ongoing strategic review process, rather than to completion of specific transactions.

Accordingly, on December 5, 2025 (the “Effective Date”), upon, among other things, the recommendation of the Compensation Committee, the Board of Directors of the Company approved a key employee retention bonus program (the “Retention Bonus Plan”) with an aggregate retention bonus pool of approximately $2.74 million and authorized the Company to enter into individual Key Employee Retention Bonus Agreements (each, a “Retention Agreement”) with designated employees and officers of the Company and its affiliates, including Messrs. Hart and Channon.

Each Retention Agreement provides for a cash bonus opportunity in an aggregate dollar amount set forth therein ($800,000 for Mr. Hart and $500,000 for Mr. Channon), payable in substantially equal monthly installments (generally on the last regularly scheduled payroll date of each applicable month) over the applicable retention period (until the last regularly scheduled payroll date in November 2026 for Mr. Hart and the last regularly scheduled payroll date in March 2026 for Mr. Channon). Each recipient’s right to receive any installment of the retention bonus is conditioned upon the employee’s continued active employment with the Company or one of its subsidiaries in good standing through the applicable payment date, not having given or received notice of termination, and other terms and approvals set forth in the Retention Agreements. Current participants in the Prior Bonus Plan will not be eligible to receive bonuses under the Prior Bonus Plan and will only be eligible to receive bonuses under the Retention Bonus Plan.

Subject to the terms of the Retention Agreements, if an employee’s employment is terminated by the Company without Cause (as defined in the applicable Retention Agreement) or terminates due to the employee’s death or Disability (as defined therein) on or before a scheduled payment date, the employee (or the employee’s estate, as applicable) will be entitled to receive any then‑unpaid installments of the retention bonus in a lump-sum cash payment on the first regularly scheduled payroll date following the 60th day after the termination date, subject to the employee’s timely execution, delivery and non‑revocation, to the extent applicable, of a general release and separation agreement in a form reasonably acceptable to the Company. If an employee’s employment terminates for any other reason, or if the employee has given or received notice of termination, prior to a scheduled payment date, any unpaid installments will be forfeited.

The foregoing description of the Retention Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Retention Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10‑K for the year ended December 31, 2025.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CANNABIST COMPANY HOLDINGS INC.

By:	/s/ David Sirolly
Name:	David Sirolly
Title:	Chief Legal Officer & General Counsel
Date: December 11, 2025